Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-147443, File No: 333-191734 and File No: 333-191735) of China Recycling Energy Corporation of our report dated April 13, 2018, except for Notes 21 and 22 for which the date is March 21, 2019 relating to the financial statements, which appear in this Form 10-K/A.

/s/ MJF and Associates, APC

Los Angeles, CA

April 5, 2019